Investor Contact:	Media Contact:
David Olson The Abernathy MacGregor Group (818) 917-1469 dwo@abmac.com	Brad Kieffer (818) 676-6833 brad.kieffer@healthnet.com

HEALTH NET ISSUES 2015 EARNINGS GUIDANCE
Board Increases Share Repurchase Authorization to $400 Million

LOS ANGELES, December 17, 2014 – Health Net, Inc. (NYSE:HNT) today announced 2015 annual guidance of at least $2.55 for GAAP earnings per diluted share (EPS) and at least $3.15 per diluted share for the combined Western Region Operations (Western Region) and Government Contracts segments. The EPS guidance for the combined segments would represent a 40 percent increase compared with the company’s existing guidance for the full year of 2014.

The difference between GAAP EPS guidance and EPS guidance for the combined segments is due to the expected impact of 2015 expenses related to the company’s previously announced master services agreement with a subsidiary of Cognizant Technology Solutions Corporation (Cognizant). This is consistent with the commentary regarding these expenses the company gave on its second quarter and third quarter 2014 earnings conference calls.

Compared with existing 2014 guidance metrics as reported on November 3, 2014, the company also expects the following with regard to 2015 guidance:

•	A total health plan membership increase of approximately 8.2 percent to approximately 3.5 million members. Because of the timing of the 2014 enrollment gains, health plan member months are expected to increase by approximately 17 percent;

•	Total consolidated revenue of approximately $17.4 billion, an increase of approximately 22.5 percent;

•	Stable medical care ratios in its commercial, Medicare, Medicaid and dual eligibles lines of business. The overall health plan MCR is expected to improve by 20 basis points year-over-year;

•	An approximately 50 basis point decline in the company’s administrative expense ratio in 2015 compared with the existing guidance for 2014. The calculation of the administrative expense ratio excludes the impact of the health insurer fee and other related ACA fees and premium taxes. This expected decline is due to increased volume and reduced administrative expenses as a result of the Cognizant transaction;

•	The company’s overall G&A expense ratio is expected to increase 10 basis points in 2015, primarily due to a higher health insurer fee and premium taxes compared with 2014;

•	The tax rate for the combined segments is expected to increase by 390 basis points, primarily due to the higher, non-deductible health insurer fee; and

•	A 2.8 million reduction in the weighted average fully-diluted share count.

Following is a table with specific 2015 guidance metrics.

Health Net, Inc. GAAP Guidance (1)

	FY14	FY15
	(as of 11/3/14)	(as of 12/17/14)
Total Health Plan Membership (2)	3,233,000	3,500,000

Total Consolidated Revenues	$14.2 billion	$17.4 billion

Health Plan MCR (2)	84.8%	84.6%

G&A Expense Ratio (2)	10.8%	10.9%

Admin Expense Ratio (2)	7.7%	7.2%

GAAP Tax Rate (3)	28.0%	57.4%

Western Region and Government Contracts Tax Rate (4)	51.1%	55.0%

Weighted-average fully diluted shares outstanding	80.8 million	~78 million

GAAP Earnings per Diluted Share (EPS) (3)	At least $1.95	At least $2.55

Western Region and Government Contracts EPS (4)	At least $2.25	At least $3.15

(1)	All guidance metrics are approximations.

(2)	For the company’s Western Region Operations segment

(3)	Includes a $72.6 million tax benefit for 2014

(4)	Excludes the $72.6 million tax benefit for 2014

The company intends to provide more detailed 2015 guidance no later than February 10, 2015, when Health Net is scheduled to report its fourth quarter and full year 2014 earnings results. The company expects to receive updated enrollment data related to its exchange members, Medicaid members and dual eligible members some time in January 2015.

Share Repurchase Program

Health Net today also announced that, on December 16, 2014, its board of directors approved a $258 million increase to the company’s existing share repurchase program.

Prior to December 16, 2014, Health Net had approximately $142 million of authorization remaining under the company’s existing share repurchase program. Including the newly authorized repurchase authority, Health Net currently has $400 million in repurchase authority.

Subject to board approval, Health Net may repurchase its common stock under its share repurchase program from time to time in privately negotiated transactions, through accelerated share repurchase programs or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including the company’s stock price, corporate and regulatory requirements, restrictions under the company’s debt obligations, and other market and economic conditions. The share repurchase program may be suspended or discontinued at any time. The company intends to report on its repurchase activity in its quarterly financial disclosures.

About Health Net

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.9 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit Health Net’s website at www.healthnet.com.

Cautionary Statements

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) and related fees, assessments and taxes; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal and implement delivery systems for benefits with which the company has limited operating experience; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which in the past have experienced technical challenges in implementation and which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of the company’s premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs, including but not limited to costs associated with the introduction of new treatments or therapies; the company’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, including through the company’s master services agreement with Cognizant; whether the company receives required regulatory approvals for Cognizant’s provision of services to the company and any conditions imposed in order to obtain such regulatory approvals; the company’s ability to recognize the intended cost savings and other intended benefits of the Cognizant transaction; and the risk that Cognizant may not perform contracted functions and services in a timely, satisfactory and compliant manner; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; trends in medical care ratios; membership declines or negative changes in the company’s health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; the timing of collections on amounts receivable from state and federal governments and agencies, including collections of amounts owed under the T-3 contract; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care and Department of Health Care Services, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in economic or market conditions; failure to effectively oversee the company’s third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; impairment of the company’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

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